Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into on this 25th day of April, 2014, by and among Sally Beauty Holdings, Inc., a Delaware corporation (the “SBH”) and Gary G. Winterhalter (the “Executive”).

WHEREAS, Executive currently serves as the Chairman, President and Chief Executive Officer of SBH and a member of its Board of Directors (the “Board”); and

WHEREAS, SBH and Executive desire to set forth herein their mutual agreement with respect to all matters relating to Executive’s transition to the role of Executive Chairman of the Board.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, SBH and Executive hereby agree as follows:

1.                                      Transition.

(a)                                 Transition Period.  Effective upon SBH’s hiring of a new President and Chief Operating Officer, Executive shall relinquish the title and duties of President of SBH.  Executive shall continue in his current position of Chief Executive Officer of SBH and, if re-elected by SBH’s stockholders at SBH’s 2015 annual meeting of stockholders, Chairman of the Board, through April 30, 2015 or such earlier date as the Board determines (the “Transition Date”).  On the Transition Date, subject to Board approval, Executive shall relinquish the title and duties of Chief Executive Officer of SBH and any positions held by Executive in any subsidiaries or affiliates of SBH and shall serve as SBH’s Executive Chairman until the 2018 meeting of SBH’s stockholders (the “2018 Annual Meeting”), subject to the discretion of the Board and his re-election by SBH’s stockholders at their 2016 and 2017 annual meetings.  SBH and Executive agree that, while serving as SBH’s Executive Chairman, Executive shall remain an employee of SBH.  Executive agrees to serve as non-Executive Chairman following the 2018 meeting of SBH’s stockholders, if so requested by the Board and subject to his re-election at the 2018 meeting of SBH’s stockholders.

(b)                                 Transition Services.

(i)                                     During the period between the date that SBH hires a new President and Chief Operating Officer and the Transition Date, Executive shall continue to hold the position of Chief Executive Officer, and shall perform such duties as are customarily associated with such position.  During such transition period, Executive shall have such duties, responsibilities and authority as are customarily incident to the principal executive officer of a publicly traded corporation, and shall assist SBH with the transition of duties, responsibilities and authority to the incoming chief executive officer to the extent reasonably requested by the Board.

(ii)                                  During the period between the Transition Date and the 2018 Annual Meeting, Executive shall hold the position of Executive Chairman, subject to the discretion of the Board and provided that Executive is re-elected by SBH’s stockholders at their 2016 and 2017 annual meetings, and shall perform such duties as are customarily associated with such position and shall also perform such other duties as may be reasonably requested by SBH’s President and Chief Executive Officer and/or the Board.

2.                                      Compensation.

(a)                                 From the date of this Agreement through October 29, 2014 (the “Fiscal 2015 Compensation Meeting Date”), except as otherwise provided in Sections 3 and 4 of this Agreement, Executive shall continue to receive compensation and benefits at the levels provided for as of the date of this Agreement.

(b)                                 During fiscal year 2015 (October 1, 2014 — September 30, 2015) (“Fiscal 2015”), except as otherwise provided in Sections 3 and 4 of this Agreement, Executive shall continue to receive compensation and benefits at the levels provided for as of the date of this Agreement. For the avoidance of doubt:

(i)                                     during Fiscal 2015, SBH shall pay to Executive base salary at the rate of U.S. $1,000,000 per year (“Fiscal 2015 Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under SBH’s payroll practices from time to time;

(ii)                                  Executive shall have a target annual bonus of one hundred percent (100%) of his Fiscal 2015 Base Salary for the Fiscal 2015 performance period, the payment of which shall be dependent on the attainment of such Company and individual performance goals as shall be established for Executive by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion and pursuant to the terms of SBH’s annual bonus program; and

(iii)                               on the Fiscal 2015 Compensation Meeting Date, Executive shall be eligible to receive a stock-based award with respect of the fiscal 2014 performance period, as determined by the Compensation Committee in its sole discretion, provided that he is employed by SBH on the date of grant of any such award.  Any such stock-based award shall be granted pursuant to, and subject to the terms and conditions of, SBH’s Amended and Restated 2010 Omnibus Incentive Plan (the “2010 Plan”) and such other terms and conditions set forth in the applicable award agreement.

In addition, subject to approval by the Compensation Committee, Executive shall be entitled to receive a restricted stock award having a grant date target fair value of $3,500,000 (the “Special RSA Grant”), provided that he is employed by SBH on the date of grant, which Special RSA grant shall be granted pursuant to, and subject to the terms and conditions of, the 2010 Plan and such other terms and conditions set forth in the applicable award agreement.  The Special RSA Grant shall vest in three (3) approximately equal annual installments commencing on the first anniversary of the date of grant, subject to the terms and conditions set forth in the applicable award agreement, which award agreement shall be consistent with SBH’s standard form of restricted stock award agreement, including the additional vesting provisions set forth in Section 10.2 of the 2010 Plan.

SBH and Executive agree that Executive’s time commitment during Fiscal 2015 may at times be less than that required from Executive during fiscal year 2014 (“Fiscal 2014”), but both SBH and Executive expect that Executive’s level of services, at all times during Fiscal 2015, will not be less than twenty percent (20%) of the average level of bona fide services performed by Executive over the immediately preceding 36-month period.

(c)                                  During fiscal year 2016 (October 1, 2015 — September 30, 2016) (“Fiscal 2016”), Executive shall be entitled to the following compensation and benefits:

(i)                                     SBH shall pay to Executive base salary at the rate of U.S. $700,000 per year (“Fiscal 2016 Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under SBH’s payroll practices from time to time;

(ii)                                  Executive shall have a target annual bonus of eighty percent (80%) of the Fiscal 2016 Base Salary for the Fiscal 2016 performance period, the payment of which shall be dependent on the attainment of such Company and individual performance goals as shall be established for Executive by the Compensation Committee in its sole discretion and pursuant to the terms of SBH’s annual bonus program; and

(iii)                               Executive shall be eligible to receive a stock-based award under the 2010 Plan (or any successor thereto) with respect of the Fiscal 2015 performance period, as determined by the Compensation Committee in its sole discretion, provided that he is employed by SBH on the date of grant of any such award. Any such stock-based award shall be granted pursuant to, and subject to the terms and conditions of, the 2010 Plan (or any successor thereto), and such other terms and conditions set forth in the applicable award agreement, which award agreement shall be consistent with SBH’s applicable standard form of agreement, including the additional vesting provisions set forth in Section 10.2 of the 2010 Plan (or such similar provisions in any successor plan).

SBH and Executive agree that Executive’s time commitment during Fiscal 2016 may at times be less than that required from Executive during Fiscal 2015, but both SBH and Executive expect that Executive’s level of services, at all times during Fiscal 2016, will not be less than twenty percent (20%) of the average level of bona fide services performed by Executive over the immediately preceding 36-month period.

(d)                                 During fiscal year 2017 (October 1, 2016 — September 30, 2017), Executive shall receive such compensation as determined and deemed appropriate by the Compensation Committee.  In addition, Executive shall be eligible for stock-based awards under the 2010 Plan (or any successor thereto) with respect of the Fiscal 2016 performance period, as determined by the Compensation Committee in its sole discretion, provided that he is employed by SBH on the date of grant of any such award.  Any such stock-based award shall be granted pursuant to, and subject to the terms and conditions of, the 2010 Plan (or any successor thereto), and such other terms and conditions set forth in the applicable award agreement, which award agreement shall be consistent with SBH’s applicable standard form of agreement, including the additional vesting provisions set forth in Section 10.2 of the 2010 Plan (or such similar provisions in any successor plan).  If Executive serves as non-Executive Chairman, he will participate in SBH’s then-current compensation program for non-employee directors.

(e)                                  SBH shall provide Executive with appropriate office space and administrative assistance through the earlier of (i) the 2017 meeting of SBH’s stockholders, or (ii) the date of his termination of employment for any reason.

(f)                                   During calendar year 2014, SBH shall reimburse Executive up to a maximum of $30,000 for reasonable legal fees and related expenses incurred by Executive in connection with this Agreement.  The reimbursement of an eligible expense shall be made within fifteen (15) business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as SBH reasonably may require.

(g)                                  For the avoidance of doubt, no changes contemplated by this Agreement shall have any effect on Executive’s equity awards outstanding on the date of this Agreement under the 2003 Alberto-

Culver Company Stock Option Plan (the “2003 Plan”), the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan (the “2007 Plan”) and the 2010 Plan, including but not limited to Executive’s rights set forth in Section 8(a)(iii) of the 2003 Plan, Sections 5.3(b), 6.6(b) and 7.5(b) of the 2007 Plan and Section 10.2 of the 2010 Plan, as applicable.

3.                                      Termination Agreement. SBH and Executive agree that (i) Executive’s Amended and Restated Termination Agreement, dated as of November 5, 2012 (the “Termination Agreement”) shall terminate, effective as of April 25, 2014, and Executive shall not be entitled to any severance payments or benefits, under the Termination Agreement or otherwise, in connection with the termination of the Termination Agreement pursuant to this Section 3 or any termination of Executive’s service after April 25, 2014; and (ii) no changes contemplated by this Agreement (including, without limitation, Executive’s relinquishment of the President title and the duties associated therewith as described in Section 1 of this Agreement) shall constitute an event of Good Reason (as defined in the Termination Agreement) for purposes of the Termination Agreement.

4.                                      Severance Agreement. Except as otherwise modified herein, Executive’s Amended and Restated Severance Agreement, dated as of November 5, 2012 (the “Severance Agreement”) shall continue in full force and effect until September 30, 2016; provided, however, that, effective as of the Transition Date, the severance multiple set forth in Section 3(a)(2) of the Severance Agreement shall automatically, and without further action by the parties, be reduced from 2.99 to 1.99.  For the avoidance of doubt, if at any time Executive becomes entitled to payments and benefits under the Severance Agreement, then he shall not be entitled to any payments and benefits pursuant to this Agreement.  Effective upon the September 30, 2016, the Severance Agreement shall automatically, and without further action by the parties, terminate and Executive shall not be entitled to any severance payments or benefits, under the Severance Agreement or otherwise, in connection with the termination of the Severance Agreement pursuant to this Section 4.

5.                                      Termination of Employment.

(a)                                 If, during Fiscal 2014, SBH terminates Executive’s employment other than for Cause (as defined in subsection (g) hereof), death or Disability (as defined in the 2010 Plan), then (1) SBH shall pay to Executive an amount equal to the sum of (X) the balance of his Fiscal 2014 Base Salary that would have been paid to him for the remainder of Fiscal 2014, plus (Y) his Fiscal 2015 Base Salary, plus (Z) his Fiscal 2016 Base Salary, payable in a single lump sum in cash within sixty (60) days following the date of termination, or such later date as may be required pursuant to Section 6(g) hereof; and (2) Executive shall be eligible to receive an annual bonus for Fiscal 2014 equal to the bonus, if any, that would have been earned by Executive for Fiscal 2014 if he had remained employed on the normal payment date of such bonus, based on actual performance under applicable financial metrics, payable at the time that annual bonuses are paid to employees, or such later date as may be required pursuant to Section 6(g) hereof.

(b)                                 If, during Fiscal 2015, SBH terminates Executive’s employment other than for Cause, death or Disability, then (1) SBH shall pay to Executive an amount equal to the sum of the balance of his Fiscal 2015 Base Salary that would have been paid to him for the remainder of Fiscal 2015, plus his Fiscal 2016 Base Salary, payable in a single lump sum in cash within sixty (60) days following the date of termination, or such later date as may be required pursuant to Section 6(g) hereof; and (2) Executive shall be eligible to receive an annual bonus for Fiscal 2015 equal to the bonus, if any, that would have been earned by Executive for Fiscal 2015 if he had remained employed on the normal payment date of such bonus, based on actual performance under applicable financial metrics, payable at the time that annual bonuses are paid to employees, or such later date as may be required pursuant to Section 6(g) hereof.

(c)                                  If, during Fiscal 2016, SBH terminates Executive’s employment other than for Cause, death or Disability, then (1) SBH shall pay to Executive an amount equal to the balance of his Fiscal 2016 Base Salary that would have been paid to him for the remainder of Fiscal 2016, payable in a single lump sum in cash within sixty (60) days following the date of termination, or such later date as may be required pursuant to Section 6(g) hereof; and (2) Executive shall be eligible to receive an annual bonus for Fiscal 2016 equal to the bonus, if any, that would have been earned by Executive for Fiscal 2016 if he had remained employed on the normal payment date of such bonus, based on actual performance under applicable financial metrics, payable at the time that annual bonuses are paid to employees, or such later date as may be required pursuant to Section 6(g) hereof.

(d)                                 If Executive’s employment with SBH terminates for any reason other than by SBH for Cause, then for a period of eighteen (18) months commencing on Executive’s date of termination (the “Initial Coverage Period”), SBH shall continue to keep in full force and effect all policies of medical and dental insurance with respect to Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as Executive and his dependents were participating in such policies as in effect immediately prior to the date of termination (such coverage, the “Date of Termination Coverage”) or, if more favorable to Executive, as provided generally with respect to other peer executives of SBH and its affiliated companies, and SBH and Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to Executive’s date of termination. On the first day of the month following the expiration of the Initial Coverage Period, SBH shall pay to Executive a lump sum cash payment equal to (i) SBH’s full monthly cost for Date of Termination Coverage (i.e., excluding Executive’s cost of such coverage) on the last day of the Initial Coverage Period times (ii) the greater of six or the number of months then remaining until Executive becomes eligible for Medicare coverage (the “Extended Coverage Period”).  SBH shall continue Executive’s eligibility for COBRA-type medical and dental benefits for the Extended Coverage Period. SBH’s obligation to continue to provide benefits during the Initial Coverage Period or any cash payment thereafter shall terminate at such time that Executive commences employment with another employer and becomes eligible to receive medical insurance coverage under an employer-provided plan that is generally comparable to the Date of Termination Coverage, in which case Executive shall rebate to SBH any unearned portion of the lump sum payment for the Extended Coverage Period.  The coverage provided hereunder shall be applied toward the satisfaction of, and shall not supplement, Executive’s right to continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law. Notwithstanding the foregoing: (i) during the period of coverage, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than any life-time coverage limits under the applicable medical plans); (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s rights pursuant to this paragraph shall not be subject to liquidation or exchange for another benefit.

(e)                                  Notwithstanding the foregoing, SBH shall be obligated to provide the payments described in Section 5(a), (b), (c) and (d) only if within forty-five (45) days after the date of termination Executive shall have executed a separation and release of claims/covenant not to sue agreement in the form provided by SBH (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement.

(f)                                   If Executive’s employment is terminated (1) by reason of Executive’s death or Disability, or (2) by Executive for any reason, then this Agreement shall terminate and SBH shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, except for the provision of benefits described in Section 5(d).  If Executive’s employment is terminated by SBH for Cause, then this Agreement shall terminate and SBH shall have no further obligations to Executive or Executive’s legal representatives under this Agreement.

(g)                                  For purposes of this Agreement, “Cause” means (1) a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of SBH and which is not remedied in a reasonable period of time after receipt of written notice from SBH specifying such breach, or (2) the commission by Executive of a felony involving moral turpitude.

6.                                      Miscellaneous.

(a)                                 Assignment. Neither SBH nor Executive may assign this Agreement, except that SBH’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of SBH’s business by purchase, merger, consolidation, or otherwise, and SBH will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that SBH would be required to perform it if no such succession had taken place.

(b)                                 Executive Assignment. No interest of Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, SBH or his spouse or any other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

(c)                                  Benefits Unfunded. All rights of Executive and his spouse or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Executive for payment of any amounts due hereunder, and neither Executive nor his spouse or any other beneficiary shall have any interest in or rights against any specific assets of SBH, and Executive and his spouse or any other beneficiary shall have only the rights of a general unsecured creditor of SBH.

(d)                                 Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any other understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

(e)                                  Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

(f)                                   Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

(g)                                  Section 409A Compliance.

(i)                                     This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986,

as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither SBH nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(ii)                                  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service,” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined.  If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(iii)                               Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by SBH under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (A) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (B) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.  For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that SBH’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of SBH.

(iv)                              Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(v)                                 Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of employment; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (iii) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination of employment provided such release shall have been executed and such revocation periods shall have expired.  If such payment or benefit is exempt from Section 409A of the Code, SBH may elect to make or commence payment at any time during such period.

(vi)                              If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  No right of Executive to reimbursement of expenses under Sections 2(e) or (f) shall be subject to liquidation or exchange for another benefit.

(vii)                           SBH shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

(h)                                 Amendment. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

(i)                                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

(j)                                    Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

(k)                                 Notices. Notices required under this Agreement shall be in writing and sent by registered U.S. mail, return receipt requested, and email to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:

If to SBH: Matt Haltom General Counsel Sally Beauty Holdings, Inc. 3001 Colorado Boulevard Denton, Texas 76210	If to Executive: At the most recent address on file with SBH

With a copy to: Scott Ortwein Alston & Bird LLP 1201 West Peachtree Street NW Atlanta, GA 30309 scott.ortwein@alston.com	With a copy to: Philip Mowery Vedder Price 222 North LaSalle Street Chicago, IL 60601 pmowery@vedderprice.com

(l)                                     Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

(Signatures on following page)

IN WITNESS WHEREOF, Executive has hereunto set his hand, and SBH has caused these presents to be executed in its name on its behalf, all as of the date first above written.

SALLY BEAUTY HOLDINGS, INC.

/s/ Matthew O. Haltom
By:	Matthew O. Haltom
Its:	Senior Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Gary G. Winterhalter
Gary G. Winterhalter